UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Duquin, James A.

   5200  Blazer Parkway
   Dublin, Ohio  43017
2. Issuer Name and Ticker or Trading Symbol
   Ashland Inc.
   ASH
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   September 30, 2000
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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
Common Stock                 |      |    |                  |   |           |5,026 (1)          |I     |By Trustee                 |
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Common Stock                 |      |    |                  |   |           |1,856              |D     |                           |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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
Option (2)              |30.75   |     |    |           |   |9-20-|10-20|Common Stock|750    |       |750         |D  |            |
                        |        |     |    |           |   |91   |-00  |            |       |       |            |   |            |
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                        |30.75   |     |    |           |   |9-20-|10-20|Common Stock|375    |       |375         |D  |            |
                        |        |     |    |           |   |92   |-00  |            |       |       |            |   |            |
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                        |30.75   |     |    |           |   |9-20-|10-20|Common Stock|375    |       |375         |D  |            |
                        |        |     |    |           |   |93   |-00  |            |       |       |            |   |            |
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Option (2)              |30.50   |     |    |           |   |9-19-|10-19|Common Stock|750    |       |750         |D  |            |
                        |        |     |    |           |   |92   |-01  |            |       |       |            |   |            |
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                        |30.50   |     |    |           |   |9-19-|10-19|Common Stock|375    |       |375         |D  |            |
                        |        |     |    |           |   |93   |-01  |            |       |       |            |   |            |
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                        |30.50   |     |    |           |   |9-19-|10-19|Common Stock|375    |       |375         |D  |            |
                        |        |     |    |           |   |94   |-01  |            |       |       |            |   |            |
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Option (2)              |23.875  |     |    |           |   |9-21-|10-21|Common Stock|1,000  |       |1,000       |D  |            |
                        |        |     |    |           |   |93   |-02  |            |       |       |            |   |            |
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                        |23.875  |     |    |           |   |9-21-|10-21|Common Stock|500    |       |500         |D  |            |
                        |        |     |    |           |   |94   |-02  |            |       |       |            |   |            |
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                        |23.875  |     |    |           |   |9-21-|10-21|Common Stock|500    |       |500         |D  |            |
                        |        |     |    |           |   |95   |-02  |            |       |       |            |   |            |
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Option (3)              |33.125  |     |    |           |   |9-16-|10-16|Common Stock|1,000  |       |1,000       |D  |            |
                        |        |     |    |           |   |94   |-03  |            |       |       |            |   |            |
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                        |33.125  |     |    |           |   |9-16-|10-16|Common Stock|500    |       |500         |D  |            |
                        |        |     |    |           |   |95   |-03  |            |       |       |            |   |            |
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                        |33.125  |     |    |           |   |9-16-|10-16|Common Stock|500    |       |500         |D  |            |
                        |        |     |    |           |   |96   |-03  |            |       |       |            |   |            |
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Option (4)              |35.875  |     |    |           |   |9-15-|10-15|Common Stock|1,000  |       |1,000       |D  |            |
                        |        |     |    |           |   |95   |-04  |            |       |       |            |   |            |
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                        |35.875  |     |    |           |   |9-15-|10-15|Common Stock|500    |       |500         |D  |            |
                        |        |     |    |           |   |96   |-04  |            |       |       |            |   |            |
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                        |35.875  |     |    |           |   |9-15-|10-15|Common Stock|500    |       |500         |D  |            |
                        |        |     |    |           |   |97   |-04  |            |       |       |            |   |            |
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Option (4)              |33.875  |     |    |           |   |9-21-|10-21|Common Stock|1,000  |       |1,000       |D  |            |
                        |        |     |    |           |   |96   |-05  |            |       |       |            |   |            |
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                        |33.875  |     |    |           |   |9-21-|10-21|Common Stock|500    |       |500         |D  |            |
                        |        |     |    |           |   |97   |-05  |            |       |       |            |   |            |
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                        |33.875  |     |    |           |   |9-21-|10-21|Common Stock|500    |       |500         |D  |            |
                        |        |     |    |           |   |98   |-05  |            |       |       |            |   |            |
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Option (4)              |39.00   |     |    |           |   |9-19-|10-19|Common Stock|2,500  |       |2,500       |D  |            |
                        |        |     |    |           |   |97   |-06  |            |       |       |            |   |            |
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                        |39.00   |     |    |           |   |9-19-|10-19|Common Stock|1,250  |       |1,250       |D  |            |
                        |        |     |    |           |   |98   |-06  |            |       |       |            |   |            |
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                        |39.00   |     |    |           |   |9-19-|10-19|Common Stock|1,250  |       |1,250       |D  |            |
                        |        |     |    |           |   |99   |-06  |            |       |       |            |   |            |
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Option (5)              |53.375  |     |    |           |   |9-18-|10-18|Common Stock|2,500  |       |2,500       |D  |            |
                        |        |     |    |           |   |98   |-07  |            |       |       |            |   |            |
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                        |53.375  |     |    |           |   |9-18-|10-18|Common Stock|1,250  |       |1,250       |D  |            |
                        |        |     |    |           |   |99   |-07  |            |       |       |            |   |            |
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                        |53.375  |     |    |           |   |9-18-|10-18|Common Stock|1,250  |       |1,250       |D  |            |
                        |        |     |    |           |   |00   |-07  |            |       |       |            |   |            |
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Option (5)              |48.00   |     |    |           |   |9-17-|10-17|Common Stock|2,500  |       |2,500       |D  |            |
                        |        |     |    |           |   |99   |-08  |            |       |       |            |   |            |
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                        |48.00   |     |    |           |   |9-17-|10-17|Common Stock|1,250  |       |1,250       |D  |            |
                        |        |     |    |           |   |00   |-08  |            |       |       |            |   |            |
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                        |48.00   |     |    |           |   |9-17-|10-17|Common Stock|1,250  |       |1,250       |D  |            |
                        |        |     |    |           |   |01   |-08  |            |       |       |            |   |            |
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Option (5)              |36.625  |     |    |           |   |9-16-|10-16|Common Stock|15,000 |       |15,000      |D  |            |
                        |        |     |    |           |   |00   |-09  |            |       |       |            |   |            |
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                        |36.625  |     |    |           |   |9-16-|10-16|Common Stock|15,000 |       |15,000      |D  |            |
                        |        |     |    |           |   |01   |-09  |            |       |       |            |   |            |
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                        |36.625  |     |    |           |   |9-16-|10-16|Common Stock|15,000 |       |15,000      |D  |            |
                        |        |     |    |           |   |02   |-09  |            |       |       |            |   |            |
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                        |36.625  |     |    |           |   |9-16-|10-16|Common Stock|15,000 |       |15,000      |D  |            |
                        |        |     |    |           |   |03   |-09  |            |       |       |            |   |            |
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Common Stock Units (6)  |1-for-1 |     |J   |350        |A  |     |     |Common Stock|350    |       |3,133       |D  |            |
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
Explanation of Responses:
1. Shares accrued under Ashland's Leveraged Employee Stock Ownership Plan as of 9-30-00.
2. Employee stock option (represents a right to buy Ashland Common Stock) granted pursuant to Ashland's Long-Term Incentive Plan. The employee stock option includes a tax withholding feature pursuant to the plan.
3. Employee stock option (represents a right to buy Ashland Common Stock) granted pursuant to Ashland's Amended Stock Incentive Plan. The employee stock option includes a tax withholding feature pursuant to the plan.
4. Employee stock option (represents a right to buy Ashland Common Stock) granted pursuant to Ashland's 1993 Stock Incentive Plan. The employee stock option includes a tax withholding feature pursuant to the plan.
5. Employee stock option (represents a right to buy Ashland Common Stock) granted pursuant to Ashland's 1997 Stock Incentive Plan. The employee stock option includes a tax withholding feature pursuant to the plan.
6. Common Stock Units acquired pursuant to Ashland's 1995 Deferred Compensation Plan as of 9-30-00 and includes transactions on or after 11-4-99, payable in cash or stock upon termination of service and exempt under Rule 16b-3(d). The price of the Common Stock Units on applicable valuation dates has varied from $29.313 -
$35.750.
SIGNATURE OF REPORTING PERSON
James A. Duquin
DATE
October 17, 2000